December 27, 2013

As this year draws to a close, I am writing on behalf of the Board of Directors and Management of Trinity Capital Corporation (TCC) and Los Alamos National Bank (LANB) to share our perspective and plans for our organization.  Although 2013 has been a difficult year for our organization, we are proud that it marked our 50th anniversary of serving the financial needs of our customers in Los Alamos, Santa Fe and the surrounding communities. We realize, however, that what has worked well for us in the last half century won't necessarily be the formula for success in the future.   Clearly, the banking environment has changed to one that is even more competitive, technology driven, highly regulated and that requires different strategies and solutions to achieve success.

This last year has presented challenges to the Board, Management and our dedicated employees.  We have made significant changes throughout our organization, and we will continue to make changes throughout 2014.  Some of the changes have been necessary as a result of banking regulations, internal control standards and accounting practices, while others are more strategic and are designed to direct our organization toward greater success.

As you know, on November 30, 2012, LANB signed a formal agreement with its regulator, the Office of the Comptroller of the Currency (OCC).  That agreement was generally focused on improving LANB's credit administration, credit underwriting, internal controls and management supervision.  Throughout 2013, we worked diligently to bring LANB toward compliance with that agreement.  TCC also signed a formal agreement with the Federal Reserve Bank of Kansas City, on September 26, 2013.  This agreement was designed to ensure that TCC remains a source of strength for LANB by restricting certain holding company actions and ensuring compliance with the OCC agreement.

Most recently, on December 17, 2013, LANB signed a Consent Order (Order) with the OCC that replaces the 2012 formal agreement on which we had been making progress.  This Order further emphasizes and clarifies the actions and results that LANB must deliver to improve its regulatory posture. The Board and Management are committed to addressing these directives with continued commitment, and expect LANB to comply fully and quickly with the requirements of this Order.  Similarly to the prior formal agreement, the focus of the Order is on improving LANB's credit administration, credit underwriting, internal controls, compliance and management supervision.  Additionally, the Order requires that LANB maintain certain capital ratios and must continue to receive approval of the OCC prior to declaring dividends. The provisions of the Order prescribe actions that are in the best interests of LANB, its shareholders and customers, and are consistent with the future success of our organization.  It will not only align LANB with our regulator's expectations, but will ultimately make LANB a better bank.

As you know, one of the key items on which we have been working diligently is the restatement of our 2010 and 2011 financial statements and the completion of our financial statements for 2012.  In 2012, we discovered misstatements of our loan losses that impacted our financial condition and results of operations for prior periods and, since then, we have been working toward correcting those misstatements.  This has been a complex and time consuming exercise for our internal accounting staff and our external independent public accounting firms covering those periods.  We believe that we are nearing the end of this process and we expect that we will be in a position to release restated financial statements for those past periods, and our financial statements for 2012, in the first quarter of 2014.

We will then work toward completing our financial statements for 2013 and then we should be in a position to file our financial reports with the Securities and Exchange Commission on a timely basis.

We chose to postpone the 2013 TCC annual shareholder meeting until we had restated financial statements to share with our shareholders.  As it stands today, we expect to hold our next annual shareholder meeting in early summer of 2014.  We will certainly provide more information to you well in advance of that meeting.

You also are undoubtedly aware that we have not paid dividends to shareholders during this period of heightened regulatory scrutiny and the restatement of our financial statements.  The payment of dividends continues to be a high priority for the Board, and when it is prudent and approved by our regulators to resume dividend payments we will move quickly to do so.  We again thank all of our stakeholders for your support, loyalty and commitment.

The Board continues to conduct a nationwide search for a new Chief Executive Officer to lead TCC and LANB achieve the outcomes the Board and you expect.  We are fortunate to have a staff of talented and dedicated individuals led by our President, Steve Wells, who continue to deliver on the commitment we have to our community and customers.  We also continue to add equally talented individuals who can align with our organization's strategies and will help us accomplish our goals.

LANB's business fundamentals are strong and we have proven the ability to be a leader in the markets we serve.  We remain committed to the ideals of community banking and we will continue to work hard to resolve our regulatory issues, complete the financial restatements and resume dividend payments to our shareholders as soon as reasonably possible.

We hope that your holiday season is filled with joy, and we appreciate you being a member of the LANB family of shareholders.

Please contact me (by phone at (505) 661-4498 or by email at jerryk@lanb.com), or Steve Wells (by phone at (505) 662-1021 or by email at stevew@lanb.com) should you have questions or concerns we can address.
Sincerely,
/s/ Jerry Kindsfather
Jerry Kindsfather
Chairman of the Board of Trinity Capital Corporation